EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

RathGibson, Inc.:

Under date of May 18, 2009, we reported on the consolidated balance sheet of RathGibson, Inc. and subsidiaries as of January 31, 2009, and the related consolidated statement of operations, stockholder’s equity (deficiency), and cash flows for the year then ended, which are included in the January 31, 2009 annual report on Form 10-K.  In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule.  This financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Milwaukee, WI
May 18, 2009

Schedule II - Valuation and Qualifying Accounts

Fiscal Years Ended January 31, 2009, 2008 and 2007

(in thousands)

	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts (1)	Deductions (2)	Period

Allowance for doubtful
accounts:
Fiscal Year Ended January 31,
2007	$650	$6	$30	$(190)	$496
2008	$496	$(162)	$-	$(6)	$328
2009	$328	$211	$-	$(9)	$530

Inventory reserves:
Fiscal Year Ended January 31,
2007	$910	$842	$440	$(1,272)	$920
2008	$920	$386	$63	$(675)	$694
2009	$694	$6,739	$-	$(361)	$7,072

(1)

Primarily relates to allowance for doubtful accounts and inventory reserves acquired in acquisitions.

(2)

Includes write-offs of trade accounts receivable, net of recoveries of amounts previously written-off and write-offs of obsolete inventory.